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                                                                    EXHIBIT 99.1



[LOGO OF INSIGHT]



                            N e w s  R e l e a s e

                                                                       Contacts:
                                                                     At InSight:
                                                             Steven T. Plochocki
                                                                 President & CEO
                                                                    949-476-0733

                                                                 Thomas V. Croal
                                                  Executive Vice President & CFO
                                                                    949-476-0733



                    INSIGHT HEALTH SERVICES CORP. ANNOUNCES
          BRIDGE FINANCING COMMITMENT RELATING TO THE PROPOSED MERGER

     NEWPORT BEACH, Calif.........October 9, 2001.........InSight Health
Services Corp. ("InSight") (NASDAQ: IHSC) today announced that Banc of America and its affiliates have committed, subject to certain terms and conditions, to provide $200 million in senior subordinated debt financing which is required to complete the previously announced proposed merger. In addition, the InSight board of directors has agreed to extend by one day the date by which any party may terminate the agreement and plan of merger, if the merger is not completed, to October 18, 2001.

     As disclosed previously, the special meeting of InSight stockholders will take place on October 17, 2001, at 8:00 a.m., pacific standard time, at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California, for the purpose of adopting the agreement and plan of merger.

     Newport Beach, Calif.-based InSight Health Services Corp. provides diagnostic imaging and information, treatment and related management services. It serves managed care entities, hospitals and other contractual customers in 28 U.S. states. Visit InSight's web site at www.insighthealthcorp.com.
                                          -------------------------

The matters set forth in this release are forward-looking statements that are dependent on certain risks and uncertainties, including such factors as availability of financing; limitations and delays in reimbursement by third party payors; contract renewals and financial stability of customers; the potential for rapid and significant changes in technology and the effect on the Company's operations; operating, legal, governmental and regulatory risks; adverse utilization trends for certain diagnostic imaging procedures; economic, political and competitive forces affecting the Company's business; the Company's ability to successfully integrate acquisitions, and other risk factors detailed in the Company's SEC filings.